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[Thrivent Financial for Lutherans letterhead]





April 19, 2004

Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis, MN 55415

Ladies and Gentlemen:

This opinion is furnished in connection with post-effective amendment No. 11 to the registration statement on Form N-6 (the "Registration Statement") of Thrivent Financial for Lutherans of flexible premium variable universal life insurance contract (the "Contract") under the Securities Act of 1933. The prospectus included in the Registration Statement describes the Contract. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

The illustration of cash values and death benefits included in the section entitled "Hypothetical Illustrations," based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for a male age 40, than to prospective purchasers of a Contract on males of other ages or on females.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus regarding actuarial matters.

/s/ Jack Baumer

Jack Baumer, FSA, MAAA
Director, Life Product Management